Exhibit 24
                                    POWER OF ATTORNEY
         I, Anne Nielsen, Chief Compliance and Ethics Officer of
Bristol-Myers Squibb Company (the "Company"), a corporation duly organized and existing under the laws of the State of Delaware, in the United States of America, and having its principal place of business at 345 Park Avenue, New York, New York, do hereby constitute and appoint each of Sandra Leung, Katherine R. Kelly, and Robert J. Wollin,
individually, as my lawful attorney-in-fact and in my name, place and stead to execute and deliver any and all documents relating to insider reporting requirements under Section 16 of the Securities Exchange Act of 1934, with respect to securities issued by the Company, including, without limitation, the execution and filing of all Forms 3, 4 and 5, and to take such other action, as such attorney considers necessary or appropriate, to effectuate such transactions.  This Power of Attorney shall remain in full force and effect until I am no longer required to file Forms 3, 4, and 5 with respect to securities issued by the Company, unless earlier revoked.

         IN WITNESS WHEREOF, I have executed this Power of Attorney on this
1st day of September, 2013.

                        /s/ Anne Nielsen
                        Anne Nielsen